Exhibit A

AGREEMENT OF JOINT FILING

The undersigned hereby agree that this Schedule 13D with respect to the sale of the common stock of United Park City Mines Company pursuant to the Stock Purchase Agreement is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated as of: February 21, 2002

By: /s/ Peter Kenner_________________
Peter Kenner, as an individual and as
General Partner of Tivoli Partners LP
and as custodian of Peter Kenner Cust
FBO Nicholas Kenner, Peter Kenner
Cust FBO Katherine I. Kenner

By: /s/ Clara Halperin________________
Clara Halperin, as an individual and as
successor trustee of Katherine Irene
Kenner Trust and as trustee of P. Kenner
& B. Kenner Trust and Peter Kenner
Annuity Trust

IRA FBO PETER I. KENNER

By: DLJSC, as Custodian

By:  /s/ Peter I. Kenner
Name: Peter I. Kenner
Title: